Exhibit 16.1

November 23, 2004

Securities and Exchange Commission
450 West Fifth Street N.W.
Washington DC 20549

Ladies and Gentlemen

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on November 22, 2004, to be filed by our former client, Intelligent Systems Corporation. We agree with the statements made in the response to that Item insofar as they relate to our Firm.

Yours truly,

/s/ BDO Seidman, LLP

cc: Mr. James V. Napier, Audit Committee Chair
    Ms. Bonnie L. Herron, CFO